United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549



                                   FORM 8-K/A




                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                 June 1, 2001                                    1-13648
-------------------------------------------------       ------------------------
 Date of Report (Date of earliest event reported)       (Commission File Number)



                               Balchem Corporation
 -------------------------------------------------------------------------------



         Maryland                                         13-2578432
--------------------------------------------------------------------------------
(State or other jurisdiction                         (I.R.S. Employer
of incorporation)                                 Identification Number)


                                  P.O. Box 175
                           Slate Hill, New York 10973
--------------------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


                                 (845) 355-5300
--------------------------------------------------------------------------------
             (Registrant's telephone number, including area code)

Balchem Corporation is filing this Report on Form 8-K/A to amend and restate the information filed as part of its Report on Form 8-K filed on June 15, 2001.

Item 2.  Acquisition or Disposition of Assets

Balchem Corporation (the "Company") is filing this Form 8-K/A to file certain financial statements and pro forma financial information relating to the acquisition by BCP Ingredients, Inc., a wholly-owned subsidiary of the Company, of certain assets (excluding accounts receivable and inventories) and the assumption of certain liabilities relating to the choline animal feed, human choline nutrient and encapsulated product lines of DCV, Inc., and its subsidiary, DuCoa L.P., including DuCoa's manufacturing facility in Verona, Missouri (the DCV, Inc. Product Lines Acquisition).

The purchase price for the DCV, Inc. Product Lines Acquisition, including acquisition costs, was approximately $15.3 million of which approximately $14.2 million was paid in cash with the balance reflecting the assumption by Balchem Corporation of certain liabilities of the DCV, Inc. Product Lines. In connection with this transaction, the Company entered into a $13.5 million term loan (the "Term Loan"). The proceeds of the Term Loan, together with an additional $743,000 in existing cash were used to fund the DCV, Inc. Product Lines Acquisition.

The Asset Purchase Agreement also calls for the payment of up to an additional $3 million based upon the Verona, Missouri operations of specified product lines achieving certain gross margin levels (in excess of specified thresholds) over the three year period following the closing, with no more than $1,000,000 payable for any particular yearly period.

The closing of the DCV, Inc. Product Lines Acquisition occurred on June 1, 2001. The Company filed an 8-K reporting the DCV, Inc. Product Lines Acquisition on June 15, 2001. As stated in such 8-K, the Company undertook to file within the period required by the Securities Exchange Act of 1934, as amended, the financial statements of the product lines acquired and related pro forma financial statements. The Company is filing such financial statements and pro forma information with this report.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         On June 15, 2001, Balchem Corporation (the "Company") filed a current report on Form 8-K (the "Form 8-K") to report the acquisition by its wholly-owned subsidiary, BCP Ingredients, Inc., of certain assets and the assumption of certain liabilities of DCV, Inc. Item 7 of the Form 8-K is hereby amended to include the following audited and unaudited financial statements and unaudited pro forma financial information previously omitted in reliance upon Instructions 7(a)(4) and 7(b)(2):

(a)      Financial Statements

         1. Combined Statements of Net Assets Sold of the DCV, Inc. Product Lines as of March 31, 2001 (unaudited) and December 31, 2000 and 1999, and Combined Statements of Direct Revenues and Direct Expenses for the three-month periods ended March 31, 2001 and 2000 (unaudited), and years ended December 31, 2000 and 1999.

(b)      Pro Forma Financial Information (unaudited)

         The following pro forma information is subject to revision, which could have an impact on total assets, sales and cost of sales.

         1) Pro Forma combined Balance Sheet as of March 31, 2001, and Pro Forma combined Statements of Operations for the three-months ended March 31, 2001 and for the year ended December 31, 2000.

(c)      Exhibits.  None.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                     BALCHEM CORPORATION



                                                     By: /s/ Dino A. Rossi
                                                     ------------------------
                                                     Dino A. Rossi, President,
                                                     Chief Executive Officer and
                                                     Principal Financial Officer

Dated: August 14, 2001

(a)

                          Independent Auditors' Report

The Board of Directors
DCV, Inc.


We have audited the accompanying combined statements of net assets sold as of December 31, 2000 and 1999, and the related combined statements of direct revenues and direct expenses for the years then ended of certain product lines of DCV, Inc. and DuCoa L.P. (the DCV, Inc. Product Lines). These combined financial statements are the responsibility of DCV, Inc.'s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying combined financial statements were prepared to present the net assets sold and the direct revenues and direct expenses of the DCV, Inc. Product Lines pursuant to the Asset Purchase Agreement, dated May 21, 2001 (the Agreement) between BCP Ingredients, Inc. (a wholly-owned subsidiary of Balchem Corporation) and DCV, Inc. as described in note 1, and are not intended to be a complete presentation of the DCV, Inc. Product Lines combined financial position, results of operations, or cash flows.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined net assets sold of the DCV, Inc. Product Lines as of December 31, 2000 and 1999 and the DCV, Inc. Product Lines combined direct revenues and direct expenses for the years then ended, pursuant to the Agreement, in conformity with accounting principles generally accepted in the United States of America.


KPMG  LLP



Short Hills, New Jersey
July 31, 2001

                           The DCV, Inc. Product Lines
              (Certain Product Lines of DCV, Inc. and DuCoa, L.P.)
                     Combined Statements of Net Assets Sold
                                 (In Thousands)

                                                                                     Mar. 31      Dec. 31      Dec. 31
                                                                                      2001         2000         1999
                                                                                      ----         ----         ----
                                                                                  (unaudited)
Assets
Property, plant, and equipment, net                                                 $10,789      $11,041      $11,831
Intangibles, net of accumulated amortiztion of $ 17 and $ 11
                  for the years ended December 31, 2000 and 1999, respectively           80           81           79
                                                                                    -------      -------      -------

Total assets sold                                                                    10,869       11,122       11,910

Liabilities:
Accounts payable and other current liabilities                                          452          809          623
Retiree medical benefits                                                                669          636          576
                                                                                    -------      -------      -------

Total liabilities assumed                                                             1,121        1,445        1,199
                                                                                    -------      -------      -------

Net assets sold                                                                     $ 9,748      $ 9,677      $10,711
                                                                                    =======      =======      =======

See accompanying notes to combined financial statements

                           The DCV, Inc. Product Lines
              (Certain Product Lines of DCV, Inc. and DuCoa, L.P.)
           Combined Statements of Direct Revenues and Direct Expenses
                                 (In Thousands)

                                                              3 Months Ended   3 Months Ended       Year Ended        Year Ended
                                                                   Mar. 31           Mar. 31          Dec. 31          Dec. 31
                                                                     2001             2000             2000              1999
                                                                     ----             ----             ----              ----
                                                                 (unaudited)      (unaudited)

Direct revenue - trade, net                                        $  5,481         $  4,749          $ 18,540          $ 22,509
Direct revenue - affiliates, net                                        132              106               693               542
                                                                   --------         --------          --------          --------
             Total direct revenue                                     5,613            4,855            19,233            23,051
                                                                   --------         --------          --------          --------
Cost of products sold:
   Trade                                                              4,756            4,138            16,312            20,735
   Affiliate                                                            147              108               661               579
                                                                   --------         --------          --------          --------
             Total costs of products sold                             4,903            4,246            16,973            21,314

Gross profit                                                            710              609             2,260             1,737

Direct selling, administrative and other expenses                       700              752             2,804             3,913
                                                                   --------         --------          --------          --------

Excess (deficiency) of direct revenue over direct expenses         $     10             (143)             (544)           (2,176)
                                                                   ========         ========          ========          ========

See accompanying notes to combined financial statements.

                           The DCV, Inc. Product Lines
              (Certain Product Lines of DCV, Inc. and DuCoa, L.P.)
                     Notes to Combined Financial Statements
                           December 31, 2000 and 1999


(1) Basis of Presentation

Effective as of June 1, 2001, pursuant to a certain Asset Purchase Agreement, dated as of May 21, 2001, (the "Asset Purchase Agreement"), BCP Ingredients, Inc., (the "Buyer") a wholly owned subsidiary of Balchem Corporation, acquired certain assets (excluding accounts receivable and inventories) and assumed certain liabilities relating to the choline animal feed, human choline nutrient, and encapsulated product lines of DCV, Inc. and its subsidiary, DuCoa, L.P. (the "Seller"), including DuCoa's manufacturing facility in Verona, Missouri, collectively known as "the DCV, Inc. Product Lines" (the Acquisition). The DCV, Inc. Product Lines are primarily engaged in the manufacture and marketing of products for the feed industry in the United States. No customer accounts for 10% or more of the total combined direct revenue.

DCV, Inc. does not account for the DCV, Inc. Product Lines as a separate entity. Accordingly, the information included in the accompanying combined financial statements has been obtained from DCV Inc.'s and DuCoa L.P.'s financial records. The combined statements of net assets sold and direct revenue and direct expenses include allocations as discussed in note 2 below. DCV's management believes that the allocations are reasonable; however, these allocated expenses are not necessarily indicative of costs that would have been incurred by the DCV, Inc. Product Lines on a stand-alone basis. Accordingly, all costs of DCV, Inc. have been allocated to the DCV, Inc. Product Lines with the exception of tax and interest expense, as these expenses are not specifically identifiable to the DCV, Inc. Product Lines.

(2)  Summary of Significant Accounting Policies

Revenue Recognition

Revenue from the sale of products is recognized at the time the products are shipped. Direct revenue represents gross sales less discounts, unsaleables, and other deductions. Direct revenue-affiliates represents sales to a separate division of an affiliate of the Seller.

Use Of Estimates

The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results could differ from these estimates. Also as discussed in note 1, these combined financial statements include allocations and estimates that are not necessarily indicative of the costs and expenses that would have resulted if the DCV, Inc. Product Lines had been operated as a separate entity, or the future results of the DCV, Inc. Product Lines.

                           The DCV, Inc. Product Lines
              (Certain Product Lines of DCV, Inc. and DuCoa, L.P.)
                     Notes to Combined Financial Statements
                           December 31, 2000 and 1999




Property, Plant, and Equipment

Property, Plant, and equipment are stated at cost, net of accumulated depreciation directly related to the fixed assets. Alterations and major overhauls that extend the lives or increase the capacity of the assets are capitalized. Ordinary repairs and maintenance are charged to operating costs as incurred. Depreciation has been calculated using the straight-line method over the estimated useful lives of the related assets primarily as follows:

Buildings and improvements                                     30 years
Machinery and equipment                                         7 years
Furniture and fixtures                                         10 years

Intangible Assets and Amortization

Expenditures associated with salaries and benefits of laboratory work, attorney and filing fees, and certain other costs incurred directly in connection with the registration of patents, product registrations with government agencies and trademark issuance are capitalized. Patents, registrations and trademark costs are amortized using the straight-line method, over the lesser of the life of the patent or useful life of the product, principally over a period of 15 years.

Impairment

Long-lived assets, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Cost of Products Sold

Cost of products sold includes direct costs of materials, labor, and overhead. All costs related to the manufacture, including overhead, of products pursuant to the DCV, Inc. Product Lines are incurred at the Sellers manufacturing facility in Verona, Missouri, which was purchased by the Buyer. All such manufacturing costs have been included in the combined statements of direct revenues and direct expenses.

                           The DCV, Inc. Product Lines
              (Certain Product Lines of DCV, Inc. and DuCoa, L.P.)
                     Notes to Combined Financial Statements
                           December 31, 2000 and 1999


Direct Selling, Administrative, and Other Expenses

Direct selling, administrative, and other direct expenses are specifically identifiable, and others are allocated to the DCV, Inc. Product Lines based on an estimate of sales of the DCV, Inc. Product Lines compared to total sales of the DCV, Inc. division in which the product lines are included. Such allocated expenses represent those charges that are attributable to the DCV, Inc. Product Lines, and include expenses such as management salaries, professional fees, research and development costs, marketing and selling expenses and other general and administrative expenses. Included in direct selling, administrative and other expense is $1,983 and $2,727 of allocated expenses for the years ended December 31, 2000 and 1999, respectively.

(3)  Property, Plant, and Equipment

The components of property, plant, and equipment at December 31 are as follows:

                                                       2000            1999
                                                       ----            ----

         Land and buildings                          $ 5,653        $  5,613
         Machinery and equipment                       8,856           8,537
         Other                                           860             682
                                                     -------         -------
                                                     $15,369         $14,832

         Less accumulated depreciation                 4,328           3,001
                                                     -------         -------
                                                     $11,041         $11,831

(4)  Accounts payable and other current liabilities

Accounts payable and other current liabilities primarily consist of trade payables, accrued vacation and accrued union pension. Such liabilities were assumed by the Buyer upon the Acquisition.

                           The DCV, Inc. Product Lines
              (Certain Product Lines of DCV, Inc. and DuCoa, L.P.)
                     Notes to Combined Financial Statements
                           December 31, 2000 and 1999

(5)  Post-retirement Benefits

The Seller provides certain health care benefits to eligible retired union employees at the Verona, MO, Plant. These benefits include a comprehensive medical plan for retirees prior to age 65 and fixed supplemental premium payments to retirees over age 65 to help defray the costs of Medicare. Such plan was assumed by the Buyer upon the Acquisition. The plan is not funded and claims are paid as incurred.

Net periodic post-retirement benefit cost at December 31 is comprised of the following elements:

                                                          2000            1999
                                                          ----            ----

Current year service cost                               $ 22,509        $ 30,532

Interest accrued on post-retirement
  benefit obligations                                   $ 42,872        $ 41,794

Amortization of prior service cost                      $ (5,538)       $      0

Amortization of Loss                                    $      0        $  2,214
                                                        --------        --------

Net periodic post-retirement benefit cost               $ 59,843        $ 74,540
                                                        ========        ========

The following table sets forth the funded status of the post-retirement benefit plan at December 31:
                                                          2000           1999
                                                          ----           ----

Accumulated post-retirement benefit obligations         $765,880       $544,894

Plan assets at fair value                              $       0      $       0
                                                       ---------      ---------

Excess of accumulated post-retirement
  benefit obligations over plan assets                 $ 765,880      $ 544,894

Unrecognized net loss                                  $(196,301)     $ (40,696)

Unrecognized prior service cost                        $  66,462      $  72,000
                                                       ---------      ---------

Accrued post-retirement benefit cost                   $(636,041)     $(576,198)
                                                       =========      =========
                                       11

                           The DCV, Inc. Product Lines
              (Certain Product Lines of DCV, Inc. and DuCoa, L.P.)
                     Notes to Combined Financial Statements
                           December 31, 2000 and 1999



The healthcare cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed healthcare cost trend rate by one percentage point in each year would increase the accumulated post-retirement benefit obligation as of December 31, 2000 and 1999 by approximately $133,000 and $98,000, respectively, and the aggregate of the service and interest cost components of the net periodic post-retirement benefit cost for the years then ended by approximately $14,000 and $15,000, respectively.

The following assumptions were used in the calculations:

                                                             2000         1999
                                                             ----         ----

Discount rate                                                7.5%          8.0%

Assumed rate of increase in compensation                     N/A           N/A

Assumed annual rate of increase in
    healthcare benefits                                      5.5%          5.5%

Assumed ultimate trend rate                                  5.5%          5.5%

Assumed ultimate trend rate to be
   reached in year                                          2000          1999

(6)  Commitments and Contingencies

From time to time, the DCV, Inc. Product Lines may be subjected to certain lawsuits, claims, and other actions arising in the normal course of business. Such lawsuits and claims arising prior to the date of Acquisition and as defined in the Agreement, are the responsibility of the Seller.

On September 27, 1999, the Seller entered into a supply contract with the purchaser of their choline electronics business which contract has been assumed by the Buyer. The agreement calls for the supply of choline hyroxide in menthanol and betaine hydrochloride, for a period of three years. The contract may be terminated under certain provisions with due notice. The contract has an automatic renewal provision for additional periods of one year each unless terminated with six months prior notice. The contract contains provisions to pass on raw material cost increases over the term of the agreement. The same parties entered into a second agreement on the same day for the supply of "TMA" for a period of five years. Pricing is tied to the Sellers' "TMA" purchase contract with a third party. The above contracts contain no minimum supply amounts.

                           The DCV, Inc. Product Lines
              (Certain Product Lines of DCV, Inc. and DuCoa, L.P.)
                     Notes to Combined Financial Statements
                           December 31, 2000 and 1999



On January 25, 2000, the Sellers entered into a contract manufacture agreement with the purchaser of their benzoates products business which contract was assumed by the Buyer. The contract calls for the manufacture of sodium and potassium bezoates at the Sellers' Verona, Missouri Plant. The agreement is for a term of five years with termination provisions upon 90 days written notice. Compensation under the contract is in two parts. Part one compensates for any raw materials provided during the manufacturing process. Part two compensates for other costs incurred in the manufacture of benzoates consisting of a fixed component plus variable costs in accordance with contractual formula. Such compensation amounts are based on the volume of product consumed per year, which according to the terms of the contract cannot be less than approximately 8.7 million pounds in any given year. In the event consumption exceeds base quantities, compensation will be adjusted accordingly per the contract. Sellers are only responsible for routine maintenance costs incurred in the operation of the facilities that are necessary and appropriate for the manufacture of benzoates. Subsequent to the balance sheet date, the customer gave notice of its cancellation of the contract. Sales and cost of sales under such contract for the year ended December 31, 2000, were $1,382 and $1,254, respectively. Buyer and Seller are currently in discussions regarding the impact of this matter under the asset purchase agreement and the possible resolution thereof.

The Verona facility site, which is approximately 100 acres in size, was designated by the U.S. Environmental Protection Agency ("EPA") as a Superfund site and placed on the National Priorities List in 1983, as a result of dioxin contamination discovered on portions of the site. Remediation conducted by the owner prior to the Sellers under the oversite of the Environmental Protection Agency (EPA) and the Missouri Department of Natural Resources ("MDNR") included removal of dioxin contaminated soil and equipment and capping of areas of residual contamination in four relatively small areas of the site separate from the manufacturing facilities, and the installation of wells to monitor ground water and surface water contaminated by organic chemicals. No ground water or surface water treatment was required. The Sellers believe that remediation of the site is in its final stages. In 1998, the EPA certified the work on the contaminated soils to be complete. In February of 2000, after the conclusion of the two years of monitoring ground water and surface water, the owner prior to the Sellers submitted a draft third party risk assessment report to the EPA and MDNR recommending no further action and is awaiting the response of the EPA and MDNR. The Asset Purchase Agreement specifically excludes the Buyers from any cost and expense arising from the environmental remediation of the Verona facility site and indemnifies the Buyer for such costs.

(b)

Pro Forma Financial Information

Effective as of June 1, 2001, pursuant to a certain Asset Purchase Agreement, dated as of May 21, 2001 (the "Asset Purchase Agreement"), BCP Ingredients, Inc., ("Buyer"), a wholly-owned subsidiary of Balchem Corporation, acquired certain assets (excluding accounts receivable and inventories) and assumed certain liabilities relating to the choline animal feed, human choline nutrient and encapsulated product lines of DCV, Inc. and its affiliate, DuCoa L.P. ("Seller"), including DuCoa's manufacturing facility in Verona, Missouri, for a purchase price including acquisition costs of approximately $15.3 million, of which approximately $14.2 million was paid in cash, with the balance reflecting the assumption by the Buyer of certain liabilities including certain obligations of DuCoa for retiree medical benefits under the collective bargaining agreement covering various employees at the Verona facility. The acquisition was financed with a $13.5 million term loan and approximately $743,000 in existing cash.

The Asset Purchase Agreement also calls for the payment of up to an additional $3 million based upon the Verona, Missouri operations of specified product lines achieving certain gross margin levels (in excess of specified thresholds) over the three year period following the closing, with no more than $1,000,000 payable for any particular yearly period.

The following presents certain unaudited pro forma combined financial information of Balchem Corporation and subsidiaries as of and for the three month period ended March 31, 2001 and for the year ended December 31, 2001. The unaudited pro forma combined statements of operations information was prepared as if the DCV, Inc. Product Lines Acquisition took place on January 1, 2000, and the unaudited pro forma combined balance sheet information was prepared as if the acquisition took place on March 31, 2001. The unaudited pro forma combined financial statements give effect to (i) borrowings and cash on hand used to fund the acquisition, and (ii) preliminary allocation of the purchase price based upon the fair value of the assets acquired and liabilities assumed.

The unaudited pro forma combined financial information set forth below reflects pro forma adjustments that are based upon available information and certain assumptions that the Company believes are reasonable. The unaudited pro forma combined financial information does not purport to represent the Company's results of operations or financial position that would have resulted had the transactions to which pro forma effect is given been consummated as of the date or for the period indicated. The DCV, Inc. Product Lines acquisition has been accounted for herein by the purchase method of accounting. The pro forma information reflects preliminary estimates of the allocation of the purchase price for the DCV, Inc. Product Lines acquisition which may be adjusted based upon a valuation study yet to be completed and the resolution of certain other matters. Management does not expect such adjustments to be material.

The unaudited pro forma financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements of the Company and the combined statements of net assets sold and direct revenues and expenses of the DCV, Inc. Product Lines, included elsewhere herein.

                               BALCHEM CORPORATION
                   Unaudited Pro Forma Combined Balance Sheet
                                 March 31, 2001
                                 (In thousands)

                                              Historical
                                     ------------------------------
                                                       DCV Inc.      Pro forma     Pro Forma
            Assets                   (1) Balchem  (2) Product Lines  Adjustments   Combined
            ------                   -----------  -----------------  -----------   --------

Current Assets:

Cash and cash equivalents               $  4,722      $     --       $ (1,376) (3)  $  3,346
Accounts receivable                        4,264                                       4,264
Inventories                                2,816                                       2,816
Prepaid expenses                             377                                         377
Deferred income taxes                        203                                         203
                                        --------      --------       --------       --------
Total current assets                      12,382            --         (1,376)        11,006
                                        --------      --------       --------       --------

Property, plant and equipment, net         7,997        10,789            392 (4)     19,178

Intangibles and other assets, net          3,837            80          4,834 (4)      8,751

Deferred financing costs                                                   54 (5)         54

                                        --------      --------       --------       --------
Total assets                            $ 24,216      $ 10,869       $  3,904       $ 38,989
                                        ========      ========       ========       ========

                                                                     (continued)

                               BALCHEM CORPORATION
              Unaudited Pro Forma Combined Balance Sheet, continued
                                 March 31, 2001
                                 (In thousands)

                                                             Historical
                                                   ------------------------------
                                                                     DCV Inc.      Pro forma     Pro Forma
                                                   (1) Balchem  (2) Product Lines  Adjustments   Combined
                                                   -----------  -----------------  -----------   --------
        Liabilities and Stockholders' Equity
        ------------------------------------
Current liabilities:

  Trade accounts payable                                1,378            452                      $  1,830
  Accrued compensation and other accrued expenses       1,007                                        1,007
  Income taxes payable                                    686                                          686
  Current portion of  long-term debt                       --                         1,687 (6)      1,687
  Current portion of other long-term obligations           36                                           36
                                                     --------       --------       --------       --------
       Total current liabilities                        3,107            452          1,687          5,246
                                                     --------       --------       --------       --------

Long-term debt                                             --                        11,813 (6)     11,813
Deferred income taxes                                     200                                          200
Deferred compensation and other long term obligations     114            669            152 (4)        935

                                                     --------       --------       --------       --------
       Total liabilities                                3,421          1,121         13,652         18,194
                                                     --------       --------       --------       --------

Stockholders' equity:
  Preferred stock
  Common stock                                            327                                          327
  Additional paid-in capital                            3,127                                        3,127
  Retained earnings                                    20,081          9,748         (9,748) (7)    20,081
  Treasury stock                                       (2,740)                                      (2,740)
                                                     --------       --------       --------       --------
    Total stockholders' equity                         20,795          9,748         (9,748)        20,795

                                                     --------       --------       --------       --------
       Total liabilities and stockholders' equity    $ 24,216       $ 10,869       $  3,904       $ 38,989
                                                     ========       ========       ========       ========


 See accompanying notes to unaudited pro forma combined financial statements

                             BALCHEM CORPORATION
             Unaudited Pro Forma Combined Statement of Operations
                       Three Months Ended March 31, 2001
                (In thousands, except earnings per share data)



                                                           Historical
                                               ----------------------------------
                                                                      DCV, Inc.          Pro Forma           Pro Forma
                                             (8)  Balchem       (9) Product Lines       Adjustments           Combined
                                                -----------         -------------      -------------        ------------

 Net sales                                      $     8,024         $     5,613                              $    13,637

 Cost of sales                                        4,482               4,903                 (59) (10)          9,326

                                                -----------         -----------         -----------          -----------
 Gross profit                                         3,542                 710                  59                4,311

 Operating expenses:
 Selling expenses                                       988                 700                                    1,688
 Research and development expenses                      386                                                          386
 General and administrative expenses                    751                                      61  (11)            812

                                                -----------         -----------         -----------          -----------
 Earnings from operations                             1,417                  10                  (2)               1,425

Other income (expense):
Interest income (expense) - net                          39                                    (169) (12)           (130)
Other income - net                                      324                                                          324
                                                -----------         -----------         -----------          -----------

 Earnings before income tax expense                   1,780                  10                (171)               1,619

 Income tax expense                                     667                                     (60) (13)            607
                                                -----------         -----------         -----------          -----------

 Net earnings                                   $     1,113         $        10         $      (111)         $     1,012
                                                ===========         ===========         ===========          ===========

 Net earnings per common share - basic          $      0.24                                                  $      0.22
                                                ===========                                                  ===========

 Net earnings per common share - diluted        $      0.23                                                  $      0.21
                                                ===========                                                  ===========

Weighted average shares outstanding - basic       4,621,518                                                    4,621,518
                                                ===========                                                  ===========

Weighted average shares outstanding - diluted     4,775,762                                                    4,775,762
                                                ===========                                                  ===========


See accompanying notes to unaudited proforma combined financial statement

                             BALCHEM CORPORATION
             Unaudited Pro Forma Combined Statement of Operations
                         Year Ended December 31, 2000
                (In thousands, except earnings per share data)

                                                                     Historical
                                                          ----------------------------------
                                                                               DCV, Inc.          Pro Forma         Pro Forma
                                                       (8)    Balchem     (9) Product Lines      Adjustments        Combined
                                                          -------------       --------------    --------------     ----------
 Net sales                                                  $    33,198       $  19,233                              $ 52,431

 Cost of sales                                                   19,157          16,973                (375) (10)      35,755

                                                          -------------       ---------         -----------        ----------
 Gross profit                                                    14,041           2,260                 375            16,676

 Operating expenses:
 Selling expenses                                                 3,914           2,804                                 6,718
 Research and development expenses                                1,069                                                 1,069
 General and administrative expenses                              3,120                                 246 (11)        3,366

                                                          -------------       ---------         -----------        ----------
 Earnings from operations                                         5,938            (544)                130             5,524

Other income (expense):
Interest income (expense) - net                                      58                                (644) (12)        (586)
Other income - net                                                    -                                                     -
                                                          -------------       ---------         -----------        ----------

 Earnings before income tax expense                               5,996            (544)               (514)            4,938

 Income tax expense                                               2,267                                (397) (13)       1,870
                                                          -------------       ---------         -----------        ----------

 Net earnings                                               $     3,729       $    (544)             $ (117)          $ 3,068
                                                          =============       =========         ===========        ==========

 Net earnings per common share - basic                      $      0.80                                                $ 0.66
                                                          =============                                            ==========

 Net earnings per common share - diluted                    $      0.78                                                $ 0.64
                                                          =============                                            ==========

Weighted average shares outstanding - basic                   4,683,355                                             4,683,355
                                                          =============                                            ==========

Weighted average shares outstanding - diluted                 4,772,778                                             4,772,778
                                                          =============                                            ==========


See accompanying notes to unaudited proforma combined financial statement

                               Balchem Corporation
           Notes to Unaudited Pro Forma Combined Financial Statements
                             (Dollars in Thousands)



Balance Sheet:

         1) Represents the Company's historical consolidated balance sheet as of March 31, 2001.

         2) Represents the historical combined statement of net assets sold of the DCV, Inc. Product Lines as of March 31, 2001.

         The pro forma combined financial statements have been adjusted for the items set forth below.

         3) To record cash paid as if the acquisition took place on March 31, 2001 of $1,376 which includes $292 and $54 for acquisition costs and deferred financing costs respectively, incurred in connection with borrowings pursuant to the $13,500 term loan used to finance the acquisition.

         4) The following reflects the preliminary allocation of the purchase price based upon available information for the DCV, Inc. Product Lines Acquisition. These allocations may change based on the results of appraisals of certain tangible and intangible assets, the resolution of certain business matters described below, and other analysis. Included in property, plant and equipment are assets related to the Benzoates product line with a preliminary fair value allocation of approximately $846. Subsequent to the balance sheet date, the customer who purchases substantially all of the Company's Benzoates gave notice of the cancellation of its contract. Sales and cost of sales under such contract for the year ended December 31, 2000, were $1,382 and $1,254, respectively. Buyer and Seller are currently in discussions regarding the impact of this matter under the asset purchase agreement and the possible resolution thereof. The accompanying unaudited combined financial statements do not reflect any adjustment related to the outcome of this uncertainty.


            Purchase price, including transaction costs               $ 15,274
            Net assets acquired (excluding liabilities assumed)         10,200
                                                                      --------
                     Subtotal                                            5,074
                                                                      --------
            Fair value adjustments:
                     Property, plant and equipment                         392
                     Other long term obligations                          (152)
                                                                      --------
                              Subtotal                                     240
                                                                      --------
            Excess of cost over fair value of net assets acquired
            (goodwill)                                                $  4,834
                                                                      ========


5) Reflects the deferred financing charges incurred in connection with borrowings pursuant to the $13,500 term loan used to finance the acquisition. Such costs will be amortized over 8 years, the term of the related debt.

6) To record borrowings pursuant to the term loan of $13,500 to fund the acquisition of the DCV,Inc. Product Lines. The Term Loan is payable in equal monthly installments of principal totaling approximately $145, together with accrued interest, and has a maturity date of May 31, 2009. Borrowing under the term loan bears interest at LIBOR plus 1.25%.

7)   To eliminate the historical equity of the DCV, Inc. Product Lines.


Statement of Operations:

8) Represents the Company's historical consolidated statement of operations for the three months ended March 31, 2001 and the historical consolidated statement of operations for the year ended December 31, 2000.

9) Represents the historical combined statement of direct revenues and direct expenses of the DCV, Inc. Product Lines for the three months ended March 31, 2001 and the historical combined statement of direct revenues and direct expenses for the year ended December 31, 2000.

10) Adjustment to decrease depreciation expense included in cost of sales, by $59 and $375 to reflect depreciation expense based on the estimated fair value of property, plant and equipment acquired and to conform the estimated useful lives (in years) of machinery and equipment used in such calculation for the three months ended March 31, 2001 and for the year ended December 31, 2000, respectively. The decrease in depreciation expense is due to the Company's belief that the assets acquired will have an average useful life longer than that originally determined by the seller.

11) Adjustment of $61 and $246 to reflect amortization expense of the excess of cost over fair value of net assets acquired (goodwill) for the three months ended March 31, 2001 and for the year ended December 31, 2000, respectively. The excess of cost over the fair value of net assets acquired has been determined by management to have an estimated useful life of 20 years.

     In July 2001, the FASB issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

     Accordingly, beginning January 1, 2002, amortization of goodwill and intangibles with indefinite lives will cease. Therefore the amount of amortization included in the pro forma income statement for this business combination will not continue in future periods.


12) Adjustment to reflect the Company's pro forma interest expense associated with additional borrowings for the acquisitions and amortization of deferred debt issuance costs.

a) Interest calculated on the $13,500 Term Loan (variable rate assumed at 4.95%) resulting in interest expense of approximately $167 and $637 for the three months ended March 31, 2001 and for the year ended December 31, 2000, respectively.
b) Amortization of deferred debt issuance cost totaling approximately $2 and $7 for the three months ended March 31, 2001 and for the year ended December 31, 2000, respectively in connection with the Company having entered into a Loan Agreement providing for a term loan of $13,500, wherein the Company incurred approximately $54 in deferred debt issuance cost. Such costs are being amortized over the life of the term loan facility.

         The effects of a 1/8% increase or decrease in interest rates would change annual interest expense by approximately $17.

13) Adjustment to apply the Company's effective tax rate of 37.5% to the pretax earnings/(loss) of the pro forma adjustments and to the earnings/(loss) of the acquired product lines. The effective tax rate used by the Company is higher than applicable statutory rates due to the inclusion of state income taxes.